Exhibit 99.1
[ZILA INC LETTERHEAD]
For Immediate Release
Zila receives Special Protocol Assessment from FDA
for its Oral Cancer Detection Drug: OraTest ®
PHOENIX – December 8, 2005 – Zila, Inc., (Nasdaq: ZILA), announced today that it has reached agreement with the United States Food and Drug Administration (FDA) on the design and size of its new Phase III clinical trial for OraTest, an oral cancer detection drug. The agreement, reached under FDA’s Special Protocol Assessment (SPA) process, will permit Zila to begin its new Phase III clinical trial. The SPA process allows for official FDA evaluation of a Phase III clinical trial protocol and provides trial sponsors, such as Zila, with a binding written agreement that the study design, including size, is acceptable to the FDA.
The SPA process is intended to finalize the design and size of a clinical trial with respect to a drug’s primary efficacy endpoint. A significant component of the new OraTest Phase III clinical trial is the classification of severe dysplasia (pre-cancer) as a “true positive” finding in the study (in addition to carcinoma in situ and cancer). This and certain other elements of the new clinical trial protocol will permit enrollment of fewer patients and fewer visits than originally anticipated. This will dramatically reduce the cost and duration of the trial while at the same time expanding the potential post approval marketing claims and the potential market size for OraTest.
“The SPA is consistent with our expectations for our new Phase III program. The SPA provides Zila with a clear and certain pathway for our OraTest New Drug Application (NDA) submission. We are very pleased to have achieved this highly desired, binding agreement with FDA,” said Douglas D. Burkett, Ph.D., Chairman, Chief Executive Officer and President of Zila, Inc. “This new trial design reduces our expected cost by tens of millions of dollars, reduces the trial time by many years and expands our market potential by more than one-hundred times. It is our intent to complete the trial’s pre-enrollment activities in order to begin enrolling patients within the next month.”
The OraTest clinical trial includes severe dysplasia as a true positive finding (as opposed to a false positive). Severe dysplasia is recognized as a precursor to cancer and Zila Tolonium Chloride (ZTC™), the patented active pharmaceutical ingredient in OraTest, has been demonstrated to be very sensitive to severe dysplasia, carcinoma in situ and cancer in previous studies. The incidence of severe dysplasia in high risk populations is expected to be higher than the incidence of cancer. When severe dysplasia is included as a true positive finding in the OraTest clinical trial, the number of patients required to demonstrate the efficacy of OraTest is significantly reduced. Additionally, the inclusion of severe dysplasia and certain other key protocol modifications enable the assessment of the efficacy of OraTest in a wide population of tobacco users and/or alcohol consumers. This potentially broadens the post-approval marketing claims and market for the product to more than 25 million Americans within this population that visit the dentist at least once annually.

The trial is expected to require fewer than 4,000 high-risk, readily available patients, generally requiring a single visit. The trial is expected to require approximately a year for completion, once all investigator sites are active, but will include an interim analysis to determine the total number of patients required. Whether an NDA is approved by the FDA depends on a variety of factors including whether the data from the study achieve the predetermined protocol requirements for safety and efficacy for its intended use or uses.
Zila will discuss the SPA and its implications in more detail at its quarterly conference call to be held after the filing of the Report on Form 10-Q for the quarter-ended October 31, 2005.
About Oral Cancer
Americans die at the rate of one per hour from oral cancer. According to statistics published by the American Dental Association, more than 30,000 people are diagnosed with this deadly disease each year in the U.S., making the frequency of oral cancer greater than cervical, brain or ovarian cancers. More than 50 percent of patients diagnosed with oral cancer will die within five years, because almost 70 percent of all oral cancer cases are diagnosed in the later stages. However, with early detection, oral cancer has an 80 percent five-year survival rate, according to the American Cancer Society.
More than 25 percent of oral cancer victims have no predisposing risk factors. Those considered at risk are:
•	Age 40+

•	Users of smoking or chewing tobacco within the past 10 years

•	Consumers of one or more alcoholic drinks daily, including one beer, one glass of wine or one drink of spirits
Any combination of these factors significantly increases oral cancer risk.
About Zila Tolonium Chloride (ZTC™)
Zila has 11 active United States patents related to Zila Tolonium Chloride and/or the OraTest product, with expiration dates ranging from 2011 through 2020. An additional 59 corresponding foreign patents have been issued. Pending applications could result in coverage of Zila Tolonium Chloride and/or OraTest related technology by approximately 350 U.S. and foreign patents.
Zila’s issued patents cover: (a) the method of utilizing mitochondrial charge to differentiate cancer cells from normal cells; (b) the composition of matter for Zila Tolonium Chloride; (c) the process for manufacturing Zila Tolonium Chloride; (d) the methods and products for using Zila Tolonium Chloride to detect epithelial pre-cancer/cancer; and (e) other compounds that are chemically related to Zila Tolonium Chloride for use in detecting epithelial pre-cancer/cancer.
About Zila
Zila, Inc., headquartered in Phoenix, is an innovator in preventative healthcare technologies and products, focusing on enhanced body defense and the detection of pre-disease states. Zila has three business units:
•	Zila Biotechnology, a research, development and licensing business specializing in pre-cancer/cancer detection through its patented Zila Tolonium Chloride and OraTest® technologies.

•	Zila Pharmaceuticals, marketer of products to promote oral health and prevent oral disease, including ViziLite® Plus oral lesion identification kits and Peridex® prescription periodontal rinse.

•	Zila Nutraceuticals, manufacturer and marketer of Ester-C® and Ester-E™, branded, highly effective forms of Advanced Protection vitamins C and E.
For more information about Zila, visit www.zila.com.
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based largely on Zila’s expectations or forecasts of future events, can be affected by inaccurate assumptions and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the Company’s control. Therefore, actual results could differ materially from the forward-looking statements contained herein. A wide variety of factors could cause or contribute to such differences and could adversely impact revenues, margins, profitability, cash flows and capital needs, the ability of the Company to maintain required cash flows and cash availability to implement its business plan and appreciation in the market value of Zila’s common stock. Such factors include, but are not limited to: increased competition from current competitors and new market entrants; the Company’s ability to maintain, expand, or in certain cases, regain distribution within new or existing channels of trade for its products and changes in positions currently taken by regulators. There can be no assurance that the forward-looking statements contained in this press release will, in fact, transpire or prove to be accurate. For a more detailed description of these and other cautionary factors that may affect Zila’s future results, please refer to Zila’s Report on Form 10-K for its fiscal year ended July 31, 2005, filed with the Securities and Exchange Commission.

CONTACT:	Zila, Inc. Andrew A. Stevens, 602-266-6700